Exhibit 8.1

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Escrow Agreement”) is entered into and effective this [_____] day of December, 2015 by and among SunTrust Bank (“Escrow Agent” or “Bank”), Aperion Biologics, Inc., a Delaware corporation (“Aperion”), and W.R. Hambrecht + Co., LLC, a Delaware limited liability company (“Hambrecht” and, together with Escrow Agent and Aperion, the “Parties,” and each, a “Party”).

WHEREAS, Aperion plans to offer for sale to investors through Hambrecht and one or more participating dealers 3,100,000 shares of Aperion common stock (the “Securities”) for maximum aggregate offering proceeds of $[________] (the “Offering Proceeds”);

WHEREAS, the Parties hereto desire for the Escrow Agent to open an account (the “Escrow Account”) into which the aggregate amount of investors’ proposed investments in the Securities will be deposited with, and held and invested by, the Escrow Agent in accordance with this Escrow Agreement; and

WHEREAS, the term “Participating Dealers” as used herein shall include Hambrecht and all other participating dealers as part of the selling group in the offering. Hambrecht will enter into a separate Master Selected Dealers Agreement with the other participating dealers pursuant to which all Participating Dealers will agree to be bound by the terms of this Escrow Agreement. For purposes of communications and directives under this Escrow Agreement, the Escrow Agent need only accept those communications and directives made by Hambrecht.

NOW, THEREFORE, in consideration of the premises herein, the parties hereto agree as follows:

I. Terms and Conditions

1.1. Aperion and Hambrecht, as representative of the Participating Dealers, hereby appoint the Bank as their Escrow Agent and the Bank hereby accepts its duties as provided herein.

1.2. Funds shall be remitted to the Escrow Agent, solely by wire transfer using the wire instructions below. All funds received by the Escrow Agent shall be held and invested as provided in this Escrow Agreement.

SunTrust Bank

ABA: [          ]

Account: [           ]

Account Name: [          ]

Reference: [           ]

Attention: [           ]

1.3. The “Escrow Period” shall begin on the date of this Escrow Agreement and shall terminate when Aperion and Hambrecht have notified the Escrow Agent that all the Securities have been sold and the Offering Proceeds have been transmitted to the Escrow Account, in which case the Escrow Period shall terminate upon disbursement of the Offering Proceeds by the Escrow Agent as provided in this Escrow Agreement.

1.4. The Escrow Account will be in a segregated account established for the benefit of the investors and the funds will be disbursed pursuant to the terms of this Escrow Agreement as set forth herein. As soon as practicable following receipt of written instructions, signed by an authorized representative of Aperion and an authorized representative of Hambrecht (a list of whom are provided in Exhibit A-1 and Exhibit A-2), the Escrow Agent shall disburse funds as provided in such written instructions, but only if the written instructions include a statement that the Offering Proceeds have been received and only to the extent that funds are collected and available.

1.5. In the event the Escrow Agent does not receive the Offering Proceeds prior to the termination of the Escrow Period, the Escrow Agent shall refund the amount received, without deduction, penalty, or expense, and the Escrow Agent shall notify Aperion and Hambrecht, on behalf of the Participating Dealers, of its distribution of the funds. The purchase money returned shall be free and clear of any and all claims of Aperion or any of its creditors. In the event the Escrow Agent does receive the Offering Proceeds prior to termination of the Escrow Period, in no event will the funds in the Escrow Account be released to Aperion until such amount is received by the Escrow Agent in collected funds. For purposes of this Escrow Agreement, the term “collected funds” shall mean all funds received by the Escrow Agent which have cleared normal banking channels and are in the form of cash.

II. Provisions as to Escrow Agent

2.1. This Escrow Agreement expressly and exclusively sets forth the duties of Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Escrow Agreement against Escrow Agent. In performing its duties under this Escrow Agreement, or upon the claimed failure to perform its duties, the Escrow Agent shall have no liability except for the Escrow Agent’s willful misconduct or gross negligence.  In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages.  The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent in accordance with the provisions of this Escrow Agreement. The Escrow Agent shall not be obligated to take any legal action or to commence any proceedings in connection with this Escrow Agreement or any property held hereunder or to appear in, prosecute or defend in any such legal action or proceedings.

2.2. Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the Escrow Agreement or any part thereof, or of any person executing or depositing such subject matter.

2.3. This Escrow Agreement constitutes the entire agreement between the Escrow Agent and the other parties hereto in connection with the subject matter of the Escrow Account, and no other agreement entered into between the parties, or any of them, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent, notwithstanding that any such other agreement may be deposited with Escrow Agent or the Escrow Agent may have knowledge thereof.

2.4. Escrow Agent shall in no way be responsible for nor shall it be its duty to notify any party hereto or any other party interested in this Escrow Agreement of any payment required or maturity occurring under this Escrow Agreement or under the terms of any instrument deposited therewith unless such notice is explicitly provided for in the Escrow Agreement.

2.5. Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document which Escrow Agent in good faith believes to be genuine and what it purports to be, including, but not limited to, items directing investment or non-investment of funds, items requesting or authorizing release, disbursement or retainage of the subject matter of the Escrow Agreement and items amending the terms of the Escrow Agreement.

2.6. Escrow Agent may consult with legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the advice of such counsel.

2.7. In the event of any disagreement between any of the Parties, or between any of them and any other party, resulting in adverse claims or demands being made in connection with the matters covered by this Escrow Agreement, or in the event that Escrow Agent, in good faith, be in doubt as to what action it should take hereunder, Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, Escrow Agent shall not be or become liable in any way or to any party for its failure or refusal to act, and Escrow Agent shall be entitled to continue to refrain from acting until (i) the rights of all interested parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudged and all doubt resolved by agreement among all of the interested parties, and Escrow Agent shall have been notified thereof in writing signed by all such parties. Notwithstanding the preceding, Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, whether with or without jurisdiction, or of an agency of the United States or any political subdivision thereof, or of any agency of the Commonwealth of Virginia or of any political subdivision thereof, and Escrow Agent is hereby authorized in its sole discretion, to comply with and obey any such orders, judgments, decrees or levies. The rights of Escrow Agent under this sub-paragraph are cumulative of all other rights which it may have by law or otherwise.

2.8. Aperion agrees to indemnify and hold harmless the Escrow Agent and each of the Escrow Agent’s officers, directors, agents and employees (the “Indemnified Parties”) from and against any and all losses, liabilities, claims, damages, expenses and costs (including attorneys’ fees) of every nature whatsoever which any such Indemnified Party may incur and which arise directly or indirectly from this Escrow Agreement or which arise directly or indirectly by virtue of the Escrow Agent’s undertaking to serve as Escrow Agent hereunder; provided, however, that no Indemnified Party shall be entitled to indemnity in case of such Indemnified Party’s gross negligence or willful misconduct. The provisions of this section shall survive the termination of this Escrow Agreement and any resignation or removal of the Escrow Agent.

2.9. In the event that any controversy should arise among the parties with respect to the Escrow Agreement or should the Escrow Agent resign and the parties fail to select another Escrow Agent to act in its stead, the Escrow Agent shall have the right to institute a bill of interpleader in any court of competent jurisdiction to determine the rights of the parties or, at the election of the Escrow Agent, deposit all property held under this Escrow Agreement into the registry of the court of competent jurisdiction and notify the parties of such deposit, and in either such event the Escrow Agent shall be discharged from all further duties as escrow agent under the terms of this Escrow Agreement.

2.10. The Escrow Agent may resign at any time from its obligations under this Escrow Agreement by providing written notice to the parties hereto. Such resignation shall be effective on the date set forth in such written notice, which shall be no earlier than thirty (30) days after such written notice has been furnished. In the event no successor escrow agent has been appointed on or prior to the date such resignation is to become effective, the Escrow Agent shall be entitled to tender into the custody of any court of competent jurisdiction all funds and other property then held by the Escrow Agent hereunder and the Escrow Agent shall thereupon be relieved of all further duties and obligations under this Escrow Agreement. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder.

III. Compensation of Escrow Agent

3.1. Escrow Agent shall be entitled to reasonable compensation as well as reimbursement for its reasonable costs and expenses incurred in connection with the performance by it of services under this Escrow Agreement (including reasonable fees and expenses of Escrow Agent’s counsel). Each of the Parties, with the exception of Escrow Agent, hereby jointly and severally bind and obligate themselves to pay to Escrow Agent the compensation and reimbursement to which it is entitled hereto. Escrow Agent’s fee is as provided in Exhibit B to this Escrow Agreement.

IV. Miscellaneous

4.1. If money is a part of the subject matter of this Escrow Agreement, then Escrow Agent shall make no disbursement, investment or other use of funds until and unless it has collected funds. Escrow Agent shall not be liable for collection items until the proceeds of the same in actual cash have been received or the Federal Reserve has given Escrow Agent credit for the funds.

4.2. The Escrow Agent shall invest all funds held pursuant to this Agreement in the SunTrust Non-Interest Deposit Option. The investments in the SunTrust Non-Interest Deposit Option are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”), in the standard FDIC insurance amount of $250,000, including principal and accrued interest, and are not secured. The SunTrust Non-Interest Deposit Option is more fully described in materials which have been furnished to Aperion and Hambrecht by the Escrow Agent, and Aperion and Hambrecht acknowledge receipt of such materials from the Escrow Agent. Instructions to make any other investment must be in writing and signed by Aperion and Hambrecht. Aperion and Hambrecht represent and warrant that the investment in SunTrust Non-Interest Deposit Option is a legal investment under applicable law for the Offering Proceeds and that Aperion and Hambrecht will not direct that the funds be invested in any investment that would not be a legal investment under applicable law for such funds. Aperion and Hambrecht recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to the investment of moneys held hereunder or the purchase, sale, retention or other disposition of any investment, and the Escrow Agent shall not be liable to Aperion, Hambrecht, any investor or any other person or entity for any loss incurred in connection with any such investment. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder including without limitation charging any applicable agency fee in connection with each transaction. The Escrow Agent shall use its best efforts to invest funds on a timely basis upon receipt of such funds; provided, however, that the Escrow Agent shall in no event be liable for compensation to Aperion, Hambrecht, any investor or any other person or entity related to funds which are held un-invested or funds which are not invested timely. The Escrow Agent is authorized and directed to sell or redeem any investments as it deems necessary to make any payments or distributions required under this Escrow Agreement.

4.3. The Escrow Agent shall provide monthly reports of transactions and holdings to the Parties as of the end of each month, at the address provided by the Parties. On or before the execution and delivery of this Escrow Agreement, each of Aperion and Hambrecht shall provide to the Escrow Agent a completed Form W-9 or Form W-8, whichever is appropriate. Notwithstanding anything to the contrary herein provided, the Escrow Agent shall have no duty to prepare or file any Federal or state tax report or return with respect to any funds held pursuant to this Escrow Agreement or any income earned thereon. If notified of a specified closing date for the Offering by Aperion and Hambrecht, the Escrow Agent shall notify Aperion and Hambrecht in writing whether the balance of the Escrow Account is in an amount equal to the proceeds of the sale of the all of the Securities.

4.4. Any notice, request for consent, report, or any other communication required or permitted in this Escrow Agreement shall be in writing and shall be deemed to have been given when personally delivered to the party specified and addressed as follows:

If to Escrow Agent:	SunTrust Bank
Attn: Escrow Services
919 East Main Street, 7th Floor
Richmond, Virginia 23219
Phone: 804-782-7182
Fax: 804-225-7141
E-mail: matthew.ward@suntrust.com

If to Aperion:	Aperion Biologics, Inc.
11969 Starcrest Drive
San Antonio, Texas 78247
Attention: Daniel R. Lee, Chief Executive Officer
Phone #: (210) 858-7070
Fax #: (210) 495-0239
E-mail: dlee@aperionbiologics.com
Tax identification #: 94-3254618

If to Hambrecht:	W.R. Hambrecht + Co., LLC
Address: 909 Montgomery Street, 3rd Floor
San Francisco, California 94133
Attention: John Hullar
Phone #: (415) 551-8654
Fax #: [ ]
E-mail: jhullar@wrhambrecht.com
Tax identification #: [ ]

Any party may unilaterally designate a different address by giving notice of each change in the manner specified above to each other party.

4.5. This Escrow Agreement is being made in and is intended to be construed according to the laws of the Commonwealth of Virginia. It shall inure to and be binding upon the Parties and their respective successors, heirs and assigns. All representations, covenants, and indemnifications contained herein shall survive the termination of this Escrow Agreement.

4.6. The terms of this Escrow Agreement may be altered, amended, modified or revoked only by an instrument in writing signed by all the Parties.

4.7. If any provision of this Escrow Agreement shall be held or deemed to be or shall in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatsoever.

4.8. All titles and headings in this Escrow Agreement are intended solely for convenience of reference and shall in no way limit or otherwise affect the interpretation of any of the provisions hereof.

4.9. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

4.10. Contemporaneously with the execution and delivery of this Escrow Agreement and, if necessary, from time to time thereafter, Aperion and Hambrecht shall execute and deliver to the Escrow Agent a Certificate of Incumbency substantially in the form of Exhibit A-1 and Exhibit A-2 hereto (a “Certificate of Incumbency”) for the purpose of establishing the identity and authority of persons entitled to issue notices, instructions or directions to the Escrow Agent on behalf of each such party. Until such time as the Escrow Agent shall receive an amended Certificate of Incumbency replacing any Certificate of Incumbency theretofore delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on the most recent Certificate of Incumbency furnished to the Escrow Agent. Whenever this Escrow Agreement provides for joint written notices, joint written instructions or other joint actions to be delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on any joint written notice, instructions or action executed by persons named in such Certificate of Incumbency.

4.11. Aperion and Hambrecht agree that in the event the offering to which this Escrow Agreement relates is not consummated because the Offering Proceeds are not received, they shall promptly provide written instructions to the Escrow Agent to return any escrowed funds promptly.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT:

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. When a client opens an account, Bank will ask for client’s name, address, date of birth, or other appropriate information that will allow Bank to identify client. Bank may also ask to see client’s driver’s license or other identifying documents.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

SUNTRUST BANK, as Escrow Agent

By: _______________________________

Name: _______________________________

Title: _______________________________

APERION BIOLOGICS, INC.

By: _______________________________

Name: Daniel R. Lee

Title: Chief Executive Officer

W.R. HAMBRECHT + CO., LLC

By: _______________________________

Name: _______________________________

Title: _______________________________

[Signature Page to Escrow Agreement]

EXHIBIT A-1

Certificate of Incumbency

(List of Authorized Representatives)

Client Name: Aperion Biologics, Inc.

As an Authorized Officer of the above referenced entity, I hereby certify that each person listed below is an authorized signor for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Contact Number
Daniel R. Lee	Chief Executive Officer		(210) 858-7056
David Cocke	Chief Financial Officer		(210) 452-1756

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer on:

___________________________

Date

By:______________________________

Name (print): _____________________

Its: Secretary

EXHIBIT A-2

Certificate of Incumbency

(List of Authorized Representatives)

Client Name: W.R. Hambrecht + Co., LLC

As an Authorized Officer of the above referenced entity, I hereby certify that each person listed below is an authorized signor for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Contact Number

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer on:

___________________________

Date

By:______________________________

Name (print): _____________________

Its: ______________________________

EXHIBIT B

SunTrust Bank, as Escrow Agent

Schedule of Fees & Expenses

Acceptance/Legal Review Fee: $500 – one time only payable at the time of signing the escrow agreement

(Fee is waived if no legal review is needed)

The Legal Review Fee includes review of all related documents and accepting the appointment of Escrow Agent on behalf of SunTrust Bank. The fee also includes setting up the required account(s) and accounting records, document filing, and coordinating the receipt of funds/assets for deposit to the Escrow Account. This is a one-time fee payable upon execution of the Escrow Agreement. As soon as SunTrust Bank’s attorney begins to review the Escrow Agreement, the legal review fee is subject to payment regardless if the Parties decide to appoint a different escrow agent or a decision is made that the Escrow Agreement is not needed.

Administration Fee: $2,500 – payable at the time of signing the Escrow Agreement and on the anniversary date thereafter, if applicable

The Administration Fee includes providing routine and standard services of an Escrow Agent. The fee includes administering the Escrow Account, performing investment transactions, processing cash transactions (including wires and check processing), disbursing funds in accordance with the Escrow Agreement (note any pricing considerations below), and providing trust account statements to applicable parties for a twelve (12) month period. If the account remains open beyond the twelve (12) month term, the Parties will be invoiced each year on the anniversary date of the execution of the Escrow Agreement. Additional fees will be billed for processing claim notices and/or objections. Extraordinary expenses, including legal counsel fees, will be billed as out-of-pocket. The Administration Fee is due upon execution of the Escrow Agreement. The fees shall be deemed earned in full upon receipt by the Escrow Agent, and no portion shall be refundable for any reason, including without limitation, termination of the Escrow Agreement.

Out-of-Pocket Expenses: At Cost

Out-of-pocket expenses such as, but not limited to, postage, courier, overnight mail, insurance, money wire transfer, long distance telephone charges, facsimile, stationery, travel, legal (out-of-pocket to counsel) or accounting, will be billed at cost.